Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

KALA PHARMACEUTICALS, INC.

Kala Pharmaceuticals, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies as follows:

1)                                     The name of the Corporation is Kala Pharmaceuticals, Inc.  The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 7, 2009 under the name Hanes Newco, Inc.

2)                                     This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 141, 144, 228, 242 and 245 of the General Corporation Law of the State of Delaware and restates, integrates and further amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, as amended to date.

3)                                     The text of the Amended and Restated Certificate of Incorporation, as amended to date, is hereby amended and restated in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 5th day of April, 2016.

KALA PHARMACEUTICALS, INC.

By:	/s/ Mark Iwicki
Mark Iwicki
Chief Executive Officer

Exhibit A

ARTICLE I

The name of the corporation is Kala Pharmaceuticals, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 901 N. Market Street, Suite 705, in the City of Wilmington, County of New Castle, Delaware 19801.  The name of its registered agent at such address is Delaware Corporate Services Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred Seventy-Nine Million Eight Hundred Thirty-Two Thousand Three Hundred Fifty-Eight (279,832,358), of which (i) One Hundred Sixty-Nine Million Eight Hundred Thirty-Two Thousand Three Hundred Fifty-Eight (169,832,358) shares shall be preferred stock, par value $0.001 per share (the “Preferred Stock”), and (ii) One Hundred Ten Million (110,000,000) shares shall be common stock, par value $0.001 per share (the “Common Stock”).

The voting powers, designations, preferences, powers and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each class and series of capital stock of the Corporation, shall be as provided in this Article IV; provided that subject to any vote expressly required by this Amended and Restated Certificate of Incorporation and solely to the extent necessary to effect the provisions of Section A.5A of this Article IV, authority is hereby expressly granted to the Board of Directors of the Corporation from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issue of the shares thereof and by filing a certificate of designations relating thereto in accordance with the General Corporation Law of the State of Delaware, to determine and fix the number of shares of such series and such voting powers, designations, preferences, powers and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, all to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware.  Without limiting the generality of the foregoing and subject to (i) the rights of any series of Preferred Stock then outstanding and (ii) Section A.5A.3 of this Article IV, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series solely to the extent deemed necessary in good faith by the Board of Directors of the Corporation, including a majority of the Preferred Directors, to accomplish the intent of clauses (i) and (ii) of Section A.5A.1 and to the extent permitted by law.

A.                                                            CONVERTIBLE PREFERRED STOCK

1.                                      Designation.  A total of Eleven Million Three Hundred Twenty-Three Thousand Two Hundred Nine (11,323,209) shares of the Corporation’s Preferred Stock shall be designated as a series known as Seed Preferred Stock, par value $0.001 per share (the “Seed Preferred Stock”), a total of Nine Million Five Hundred and Eighty-Three Thousand Four Hundred and Thirty-Two (9,583,432) shares of the Corporation’s Preferred Stock shall be designated as a series known as Series A Preferred Stock, par value $0.001 per share (the “Series A Preferred Stock”), a total of Sixteen Million Five Hundred Ninety Seven Thousand Two Hundred Twenty-One (16,597,221) shares of the Corporation’s Preferred Stock shall be designated as a series known as Series B Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), a total of Four Million Six Hundred Twenty-Nine Thousand Six Hundred Twenty-Nine (4,629,629) shares of the Corporation’s Preferred Stock shall be designated as a series known as Series B-1 Preferred Stock, par value $0.001 per share (the “Series B-1 Preferred Stock”), and a total of Forty-Two Million Seven Hundred Eighty-Two Thousand Six Hundred Eighty-Eight (42,782,688) shares of the Corporation’s Preferred Stock shall be designated as a series known as Series C Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”).

2.                                      Voting.

(a)                                                         Election of Directors.  The holders of outstanding shares of Preferred Stock, voting together as a single class, shall be entitled to elect six (6) Directors of the Corporation (the “Preferred Directors”).  Each Preferred Director shall be elected by the holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class.  The election of the Preferred Directors shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock if such meeting is called for the purpose of electing directors, (iii) at any special meeting of holders of Preferred Stock called by holders of a majority of the outstanding shares of Preferred Stock or (iv) by the written consent of holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class.  If at any time when any share of Preferred Stock is outstanding any Preferred Director should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of the holders of a majority of the outstanding shares of Preferred Stock, voting together as a single class, in the manner and on the basis specified above or as otherwise provided by law.  Subject to Section B.1 below, the holders of outstanding shares of Preferred Stock shall also be entitled to vote in the election of any other Directors of the Corporation, together with the holders of outstanding shares of Common Stock, voting together as a single class (the “Additional Directors”).  The Additional Directors shall be elected by the holders of a majority of the outstanding shares of Preferred Stock and Common Stock, voting together as a single class. The holders of outstanding shares of Preferred Stock may, in their sole discretion, determine not to elect one or more Preferred Directors as provided herein from time to time, and during any such period the Board of Directors of the Corporation shall not be deemed unduly constituted solely as a result of such vacancy.

(b)                                                         Voting Generally.  Each outstanding share of Preferred Stock shall be entitled to a number of votes equal to the number of shares of Common Stock into which such share of Preferred Stock is then convertible pursuant to Section A.5 hereof as of the record date for the vote or written consent of stockholders, if applicable.  Each holder of outstanding shares of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the by-laws of the Corporation and shall vote with holders of the Common Stock, voting together as single class, upon all matters submitted to a vote of stockholders, excluding those matters required to be submitted to a class or series vote pursuant to the terms hereof (including, without limitation, Section A.7) or by law.

3.                                      Dividends.

(a)                                                         The holders of shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors of the Corporation, out of funds legally available therefor, dividends on a pari passu basis and otherwise in the manner set forth herein.

(i)                                                             Each share of Seed Preferred Stock issued pursuant to that certain Seed Preferred Stock Purchase Agreement, dated as of December 11, 2009 (the “Seed Purchase Agreement”), by and among the Corporation and each of the investors listed on Schedule A thereto, shall accrue dividends at the rate of 8% of the Seed Original Issue Price (as defined below) per share of Seed Preferred Stock per annum (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) from and after December 11, 2009, up to the maximum hereafter provided, prior and in preference to any declaration or payment of any cash dividend on the Common Stock of the Corporation.

(ii)                                                          Each share of Seed Preferred Stock issued pursuant to that certain Amendment No. 1 to the Seed Purchase Agreement, dated as of October 26, 2010, and any exchange agreement entered into on February 28, 2012 shall accrue dividends at the rate of 8% of the Seed Original Issue Price per share of Seed Preferred Stock per annum (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) as if such share had actually been issued and began accruing dividends from and after October 26, 2010, up to the maximum hereafter provided, prior and in preference to any declaration or payment of any cash dividend on the Common Stock of the Corporation.

(iii)                                                       Each share of Seed Preferred Stock issued pursuant to that certain Amendment No. 2 to the Seed Purchase Agreement, dated on or about February 28, 2012, shall accrue dividends at the rate of 8% of the Seed Original Issue Price per share of Seed Preferred Stock per annum (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) from and after the date of issuance of such share, up to the maximum hereafter provided, prior and in preference to any declaration or payment of any cash dividend on the Common Stock of the Corporation.

(iv)                                                      Each share of Series A Preferred Stock issued pursuant to that certain Series A Preferred Stock Purchase Agreement, dated on or about February 14, 2013, by and among the Corporation and the other parties thereto, shall accrue dividends at the rate of 8% of the Series A Original Issue Price (as defined below) per share of Series A Preferred Stock per annum (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) from and after the date of issuance of such share, up to the maximum hereafter provided, prior and in preference to any declaration or payment of any cash dividend on the Common Stock of the Corporation.

(v)                                                         Each share of Series B Preferred Stock issued pursuant to that certain Series B Preferred Stock Purchase Agreement, dated April 16, 2014, by and among the Corporation and the other parties thereto, shall accrue dividends at the rate of 8% of the Series B Original Issue Price (as defined below) per share of Series B Preferred Stock per annum (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) from and after the date of issuance of such share, up to the maximum hereafter provided, prior and in preference to any declaration or payment of any cash dividend on the Common Stock of the Corporation.

(vi)                                                      Each share of Series B-1 Preferred Stock issued pursuant to that certain Series B-1 Preferred Stock Purchase Agreement, dated August 13, 2015, by and among the Corporation and the other party thereto, shall accrue dividends at the rate of 8% of the Series B-1 Original Issue Price (as defined below) per share of Series B-1 Preferred Stock per annum (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) from and after the date of issuance of such share, up to the maximum hereafter provided, prior and in preference to any declaration or payment of any cash dividend on the Common Stock of the Corporation.

(vii)                                                   Each share of Series C Preferred Stock issued pursuant to that certain Series C Preferred Stock Purchase Agreement, dated on or about the Filing Date (as defined below), by and among the Corporation and the other parties thereto (as amended and/or restated from time to time, the “Series C Purchase Agreement”), shall accrue dividends at the rate of 8% of the Series C Original Issue Price (as defined below) per share of Series C Preferred Stock per annum (as adjusted for subsequent stock dividends, stock splits, combinations, recapitalizations or the like with respect to such share) from and after the date of issuance of such share, up to the maximum hereafter provided, prior and in preference to any declaration or payment of any cash dividend on the Common Stock of the Corporation.

Notwithstanding anything to the contrary set forth herein, any such dividends shall be payable only when, as and if declared by the Board of Directors of the Corporation, and the Corporation shall be under no obligation to pay any such dividends. When, as and if declared by the Board of Directors of the Corporation, any such dividends shall not be cumulative and shall be distributed among the holders of Preferred Stock pro rata based on the number of shares of Common Stock held by each, determined on an as-if-converted basis (assuming full conversion of all such Preferred Stock).

(b)                                                         After the foregoing dividends on the Preferred Stock shall have been paid, then the Corporation may (when, as and if declared by the Board of Directors of the Corporation) declare and distribute in such year dividends among the holders of Preferred Stock and the holders of Common Stock pro rata based on the number of shares of Common Stock held by each, determined on an as-if-converted basis (assuming full conversion of all such Preferred Stock) as of the record date with respect to the declaration of such dividends.

4.                                      Liquidation; Merger, etc.

(a)                                                         Preferred Liquidation Preference.  Upon any liquidation, dissolution or winding up of the Corporation and its subsidiaries, whether voluntary or involuntary (a “Liquidation Event”):

(i)                                                             Each holder of outstanding shares of Series C Preferred Stock shall be entitled to be paid in cash, before any amount shall be paid or distributed to the holders of Series B Preferred Stock, Series B-1 Preferred Stock, Series A Preferred Stock, Seed Preferred Stock or Common Stock or any other capital stock ranking on liquidation junior to the Series C Preferred Stock (the Common Stock and such other capital stock being referred to collectively as the “Series C Junior Stock”), an amount per share of Series C Preferred Stock equal to the greater of (1) $1.5876 (the “Series C Original Issue Price”), plus an amount equal to all declared but unpaid dividends on such share of Series C Preferred Stock or (2) such amount per share as would have been payable had all shares of each series of Preferred Stock that would receive a greater amount upon conversion to Common Stock than pursuant to clause (1) of Subsection 4(a)(i), (ii) or (iii), as applicable, been converted into Common Stock pursuant to Section 5(a) immediately prior to such liquidation, dissolution, winding up or Liquidation Event (such amounts to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like) (such greater amount, the “Series C Preference Amount”).  If the amounts available for distribution by the Corporation to holders of Series C Preferred Stock upon a Liquidation Event are not sufficient to pay the aggregate Series C Preference Amount due to such holders, such holders of Series C Preferred Stock shall share ratably in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they are entitled.

(ii)                                                          After the prior payment in full of the Series C Preference Amount in connection with a Liquidation Event, each holder of outstanding shares of Series B Preferred Stock and Series B-1 Preferred Stock shall be entitled to be paid in cash, on a pari passu basis and before any amount shall be paid or distributed to the holders of Series A Preferred Stock, Seed Preferred Stock or Common Stock or any other capital stock ranking on liquidation junior to the Series B Preferred Stock and Series B-1 Preferred Stock, an amount per share of Preferred Stock equal to the greater of (1)(A) in the case of Series B Preferred Stock, $1.44 (the “Series B Original Issue Price”) and (B) in the case of Series B-1 Preferred Stock, $1.512 (the “Series B-1 Original Issue Price”), plus, in each case, an amount equal to all declared but unpaid dividends on such share of Preferred Stock or (2) such amount per share as would have been payable had all shares of each series of Preferred Stock that would receive a greater amount upon conversion to Common Stock than pursuant to clause (1) of Subsection 4(a)(i), (ii) or (iii), as applicable, been converted into Common Stock pursuant to Section 5(a) immediately prior to such liquidation, dissolution, winding up or Liquidation Event (such amounts to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like) (such greater amount, the “Series B/B-1 Preference Amount”).  If the amounts available for distribution by the Corporation to holders of Series B Preferred Stock and Series B-1 Preferred Stock upon a Liquidation Event are not sufficient to pay the aggregate Series B/B-1 Preference Amount due to such holders, such holders of Series B Preferred Stock and Series B-1 Preferred Stock shall share ratably in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they are entitled.

(iii)                                                       After the prior payment in full of the Series C Preference Amount and the Series B/B-1 Preference Amount in connection with a Liquidation Event, each holder of outstanding shares of Seed Preferred Stock and Series A Preferred Stock shall be entitled to be paid in cash, on a pari passu basis and before any amount shall be paid or distributed to the holders of the Common Stock or any other capital stock ranking on liquidation junior to the Seed Preferred Stock and Series A Preferred Stock, an amount per share of Preferred Stock equal to the greater of (1)(A) in the case of the Seed Preferred Stock, $1.00 (the “Seed Original Issue Price”), and (B) in the case of the Series A Preferred Stock, $1.20 (the “Series A Original Issue Price”), plus, in each case, an amount equal to all declared but unpaid dividends on such share of Preferred Stock or (2) such amount per share as would have been payable had all shares of each series of Preferred Stock that would receive a greater amount upon conversion to Common Stock than pursuant to clause (1) of Subsection 4(a)(i), (ii) or (iii), as applicable, been converted into Common Stock pursuant to Section 5(a) immediately prior to such liquidation, dissolution, winding up or Liquidation Event (such amounts to be adjusted appropriately for stock splits, stock dividends, combinations, recapitalizations and the like) (such greater amount, the “Series A/Seed Preference Amount”).  If the amounts available for distribution by the Corporation to holders of Seed Preferred Stock and Series A Preferred Stock upon a Liquidation Event are not sufficient to pay the aggregate Series A/Seed Preference Amount due to such holders, such holders of Seed Preferred Stock and Series A Preferred Stock shall share ratably in any distribution in connection with such Liquidation Event in proportion to the full respective preferential amounts to which they are entitled.

(iv)                                                      After the prior payment in full of the Series C Preference Amount, the Series B/B-1 Preference Amount and the Series A/Seed Preference Amount in connection with a Liquidation Event in accordance with Sections A.4(a)(i)-(iii) above, the remaining assets and funds of the Corporation available for distribution to its stockholders, if any, shall be distributed among the holders of shares of Common Stock then outstanding.

(b)                                                         Amount Payable in Mergers, etc.  Each of the following events shall be deemed to be a Liquidation Event (each, a “Deemed Liquidation Event”): (i) any merger or consolidation of the Corporation into or with another corporation (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the capital stock of the surviving or resulting corporation or if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation), (ii) any sale of all or substantially all of the assets of the Corporation or (iii) any exclusive license of substantially all of the intellectual property of the Corporation (except in the case of clause (ii) or (iii), a sale or exclusive license to a wholly owned subsidiary of the Corporation).  Upon an occurrence of a Deemed Liquidation Event, all consideration payable to the stockholders of the Corporation in connection with such Deemed Liquidation Event that is a merger or a consolidation, or all consideration payable to the Corporation and distributable to its stockholders, together with all other available assets of the Corporation (net of obligations owed by the Corporation that are senior to the Preferred Stock) in connection with such Deemed Liquidation Event that is an asset sale or an exclusive license, shall be, as applicable, paid by the purchaser or the licensee, as applicable, to the holders of, or distributed by the Corporation in redemption (out of funds legally available therefor) of, any Series C Preferred Stock and any Series C Junior Stock in accordance with the preferences and priorities set forth in Section A.4(a) above, with such preferences and priorities specifically intended to be applicable in any such merger, consolidation, asset sale or exclusive license, as if such transaction were a Liquidation Event.  In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of this Section A.4(b), including, without limitation, (i) in the case of a merger or a consolidation, causing the definitive agreement relating to such merger or consolidation to provide for a rate at which the shares of Preferred Stock are converted into or exchanged for cash, new securities or other property which gives effect to the preferences and priorities set forth in Section A.4(a), or (ii) in the case of an asset sale or an exclusive license, redeeming the Preferred Stock.  The Corporation shall promptly provide to the holders of shares of Preferred Stock such information concerning the terms of such merger, consolidation or asset sale, and the value of the assets of the Corporation as may reasonably be requested by the holders of Preferred Stock.  The amount deemed distributed to the holders of Preferred Stock upon any such transaction shall be the cash or the value of the property, rights or securities distributed to such holders by the Corporation or the acquiring person, firm or other entity, as applicable.

(c)                                                          Valuation of Securities or Other Non-Cash Consideration.  For purposes of valuing any securities or other noncash consideration to be delivered to the holders of the Preferred Stock in connection with any transaction to which this Section A.4 is applicable, the following shall apply:

(i)                                                             If any such securities are traded on a nationally recognized securities exchange or inter-dealer quotation system, the value shall be deemed to be the average of the closing prices of such securities on such exchange or system over the 30-day period ending three (3) business days prior to the closing;

(ii)                                                          If any such securities are traded over-the-counter, the value shall be deemed to be the average of the closing bid prices of such securities over the 30-day period ending three (3) business days prior to the closing; and

(iii)                                                       If there is no active public market for such securities or other noncash consideration, the value shall be the fair market value thereof, as mutually determined in good faith by the Board of Directors of the Corporation, acting through a committee of the Board of Directors of the Corporation consisting of all of the Directors other than the Preferred Directors (an “Independent Committee”), and the holders of at least 67% of the voting power of the outstanding shares of Preferred Stock, voting together as a single class, on an as-converted basis (a “Majority Interest”), provided that if such Independent Committee and the holders of a Majority Interest are unable to reach agreement, then by independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid by the Corporation.

(d)                                                         Allocation of Escrow and Contingent Consideration.  In the event of a Deemed Liquidation Event, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the definitive agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections A.4(a)(i)-(iv) above as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections A.4(a)(i)-(iv) above after taking into account the previous payment of the Initial Consideration as part of the same transaction.  For the avoidance of doubt, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

5.                                      Conversion.  Shares of Preferred Stock shall be converted into Common Stock in accordance with the following:

(a)                                                         Voluntary Conversion.  Each holder of shares of Preferred Stock may convert such shares into Common Stock at any time after the date of issuance of such shares of Preferred Stock as follows:

(i)                                                             Upon the written election of the holder thereof and without payment of any additional consideration, each outstanding share of Seed Preferred Stock held by such holder shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Seed Original Issue Price by (B) the Seed Conversion Price at the time in effect for such Seed Preferred Stock (such quotient, the “Seed Conversion Rate”).  The “Seed Conversion Price” per share for shares of Seed Preferred Stock is currently the Seed Original Issue Price, subject to adjustment as set forth in Section A.6.  Any election by a holder of Seed Preferred Stock pursuant to this Section A.5(a)(i) shall be made by written notice to the Corporation, and such notice may be given at any time and from time to time after the Filing Date (as defined below).

(ii)                                                          Upon the written election of the holder thereof and without payment of any additional consideration, each outstanding share of Series A Preferred Stock held by such holder shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Series A Original Issue Price by (B) the Series A Conversion Price at the time in effect for such Series A Preferred Stock (such quotient, the “Series A Conversion Rate”).  The initial “Series A Conversion Price” per share for shares of Series A Preferred Stock shall be the Series A Original Issue Price, subject to adjustment as set forth in Section A.6.  Any election by a holder of Series A Preferred Stock pursuant to this Section A.5(a)(ii) shall be made by written notice to the Corporation, and such notice may be given at any time and from time to time after the Filing Date.

(iii)                                                       Upon the written election of the holder thereof and without payment of any additional consideration, each outstanding share of Series B Preferred Stock held by such holder shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Series B Original Issue Price by (B) the Series B Conversion Price at the time in effect for such Series B Preferred Stock (such quotient, the “Series B Conversion Rate”).  The initial “Series B Conversion Price” per share for shares of Series B Preferred Stock shall be the Series B Original Issue Price, subject to adjustment as set forth in Section A.6.  Any election by a holder of Series B Preferred Stock pursuant to this Section A.5(a)(iii) shall be made by written notice to the Corporation, and such notice may be given at any time and from time to time after the Filing Date.

(iv)                                                      Upon the written election of the holder thereof and without payment of any additional consideration, each outstanding share of Series B-1 Preferred Stock held by such holder shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Series B-1 Original Issue Price by (B) the Series B-1 Conversion Price at the time in effect for such Series B-1 Preferred Stock (such quotient, the “Series B-1 Conversion Rate”).  The initial “Series B-1 Conversion Price” per share for shares of Series B-1 Preferred Stock shall be the Series B-1 Original Issue Price, subject to adjustment as set forth in Section A.6.  Any election by a holder of Series B-1 Preferred Stock pursuant to this Section A.5(a)(iv) shall be made by written notice to the Corporation, and such notice may be given at any time and from time to time after the Filing Date.

(v)                                                         Upon the written election of the holder thereof and without payment of any additional consideration, each outstanding share of Series C Preferred Stock held by such holder shall be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (A) the Series C Original Issue Price by (B) the Series C Conversion Price at the time in effect for such Series C Preferred Stock (such quotient, the “Series C Conversion Rate”).  The initial “Series C Conversion Price” per share for shares of Series C Preferred Stock shall be the Series C Original Issue Price, subject to adjustment as set forth in Section A.6.  Any election by a holder of Series C Preferred Stock pursuant to this Section A.5(a)(v) shall be made by written notice to the Corporation, and such notice may be given at any time and from time to time after the Filing Date.  The Seed Conversion Price, the Series A Conversion Price, the Series B Conversion Price, the Series B-1 Conversion Price and the Series C Conversion Price are sometimes referred to herein as the applicable “Conversion Price.”

(b)                                                         Automatic Conversion.  Each share of Preferred Stock shall automatically be converted, without the payment of any additional consideration, into fully paid and nonassessable shares of Common Stock at the Seed Conversion Rate, Series A Conversion Rate, Series B Conversion Rate, Series B-1 Conversion Rate, or Series C Conversion Rate, as applicable, upon the earlier of (i) the closing of the Corporation’s first underwritten public offering on a firm commitment basis by a nationally recognized investment banking organization or organizations pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of Common Stock (A) at a price per share of Common Stock of not less than $12.50 (appropriately adjusted for stock splits, stock dividends, combinations, recapitalizations, and the like), (B) in which the Corporation receives aggregate gross proceeds attributable to sales for the account of the Corporation of not less than $30,000,000, and (C) with respect to which such Common Stock is listed for trading on either the New York Stock Exchange or the NASDAQ Stock Market (a “QPO”), or (ii) a date specified by vote or written consent of the holders of a Majority Interest. If a closing of a QPO occurs, all outstanding shares of Preferred Stock shall be deemed to have been converted into shares of Common Stock immediately prior to such closing.

(c)                                                          Procedure for Conversion.

(i)                                                             Voluntary Conversion.  Upon election to convert pursuant to Section A.5(a)(i), (ii), (iii), (iv),(v) or (vi), the relevant holder or holders of Preferred Stock shall surrender the certificate or certificates representing the Preferred Stock being converted to the Corporation, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or shall deliver a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the corporation against any claim that may be made against the Corporation on account of any loss, theft or destruction of such certificate, at its principal executive office or such other place as the Corporation may from time to time designate by notice to the holders of the Preferred Stock.  Upon surrender of such certificate(s) or delivery of a lost certificate affidavit, the Corporation shall (i) issue and send by hand delivery, by courier or by first class mail (postage prepaid) to the holder thereof or to such holder’s designee, at the address designated by such holder, certificates for the number of shares of Common Stock to which such holder shall be entitled upon conversion and a certificate for the number (if any) of the shares of Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (ii) pay in cash such amount as provided in Section A.5(f) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (iii) pay all declared but unpaid dividends on the shares of Preferred Stock converted. The issuance of certificates for Common Stock upon conversion of Preferred Stock shall be deemed effective as of the date of surrender of such Preferred Stock certificates or delivery of such lost certificate affidavit and will be made without charge to the holders of such shares for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with such conversion and the related issuance of such stock.

(ii)                                                          Automatic Conversion.  Upon an automatic conversion pursuant to Section A.5(b)(i) or (ii) (the “Automatic Conversion Date”), all outstanding shares of Preferred Stock shall be converted into shares of Common Stock without any further action by the holders of such shares and whether or not the certificates representing such shares of Preferred Stock are surrendered to the Corporation.  On the Automatic Conversion Date, all rights with respect to the Preferred Stock so converted shall terminate, except any of the rights of the holders thereof upon surrender of their certificate or certificates therefor or delivery of a lost certificate affidavit thereof to receive certificates for the number of shares of Common Stock into which such shares of Preferred Stock have been converted, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section A.5(f) and to receive payment of any declared but unpaid dividends on the Preferred Stock converted.  If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  Upon surrender of such certificates or lost certificate affidavits, the Corporation shall issue and deliver to such holder, promptly (and in any event in such time as is sufficient to enable such holder to participate in a QPO, if applicable) at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Preferred Stock surrendered are convertible on the Automatic Conversion Date.

(d)                                                         Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding shares of Preferred Stock, the Corporation will take such corporate action as may be necessary to increase the number of its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, and to reserve the appropriate number of shares of Common Stock for issuance upon such conversion.

(e)                                                          No Closing of Transfer Books.  The Corporation shall not close its books against the transfer of shares of Preferred Stock in any manner that would interfere with the timely conversion of any shares of Preferred Stock.

(f)                                                           Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

5A. Special Mandatory Conversion.

5A.1                      Trigger Event.  In the event that any holder of at least 500,000 shares of Preferred Stock (a “Major Investor”) does not participate in a Qualified Financing (as defined below) by purchasing in the aggregate, in such Qualified Financing and within the time period specified by the Corporation (provided that the Corporation has sent to such Major Investor at least 10 days written notice (the “Financing Notice”) of, and the opportunity to purchase its Pro Rata Amount (as defined below) of, the Qualified Financing), such Major Investor’s Pro Rata Amount, the Applicable Portion (as defined below) held by such Major Investor shall automatically, and without any further action on the part of such Major Investor, be converted into shares of a newly created series of Preferred Stock (having such number of shares as is equal to the aggregate number of shares of Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, and Series C Preferred Stock, as applicable, being so converted pursuant to this Section A.5A) effective upon, subject to, and concurrently with, the consummation of the Qualified Financing, which each such newly created series shall be identical in all respects to the Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, or Series C Preferred Stock, as applicable, except that (i) the conversion price of such series shall be fixed at the applicable Conversion Price in effect immediately prior to the consummation of the Qualified Financing and shall not be subject to any further adjustment analogous to that set forth in Section A.6(a) (provided that such newly created series shall remain subject to Sections A.6(a)(v) through (viii)), (ii) such new series shall not include a provision analogous to this Section A.5A and (iii) subject to Section A.5A.3, the terms of such new series may vary from the terms of the Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock, or Series C Preferred Stock, as applicable, solely to the extent deemed necessary in good faith by the Board of Directors of the Corporation, including a majority of the Preferred Directors, to accomplish the intent of clauses (i) and (ii) of this Section A.5A.1 (each such new series of Preferred Stock, the “New Preferred Stock”). The Board of Directors of the Corporation shall take all necessary actions to designate each such series of New Preferred Stock prior to the consummation of each Qualified Financing that would trigger a Special Major Investor Mandatory Conversion (as defined below).  For purposes of determining the number of Offered Securities (as defined below) a Major Investor has purchased in a Qualified Financing, all Offered Securities purchased by Affiliates of such Major Investor shall be aggregated with the Offered Securities purchased by such Major Investor (provided that no shares or securities shall be attributed to more than one entity or person within any such group of affiliated entities or persons).  Such conversion is referred to as a “Special Major Investor Mandatory Conversion.”

5A.2                      Procedural Requirements.  Upon a Special Major Investor Mandatory Conversion, each Major Investor holding shares of Preferred Stock converted pursuant to Section A.5A.1 shall be sent written notice of such Special Major Investor Mandatory Conversion and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section A.5A.  Upon receipt of such notice, each such Major Investor shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing.  As soon as practicable after the

Special Major Investor Mandatory Conversion and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Preferred Stock so converted, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of New Preferred Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section A.5(f) in lieu of any fraction of a share of New Preferred Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Preferred Stock converted and a new certificate for the number of shares, if any, of Preferred Stock represented by such surrendered certificate or certificates and not converted pursuant to Section A.5A.1.  Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

5A.3                      Class Voting Rights.  Notwithstanding any other provisions in this Amended and Restated Certificate of Incorporation to the contrary, in the event that one or more series of New Preferred Stock are established, any reference in the terms of the Preferred Stock (or any series thereof) or the New Preferred Stock (or any series thereof) to the rights of the holders thereof to consent, vote or otherwise take action separately as a class shall be deemed to refer to a consent, vote or other action by the holders of the specified percentage of all outstanding shares of the Preferred Stock (or any series thereof, as applicable) and the New Preferred Stock (or any series thereof, as applicable), considered together as a single class.

5A.4                      Definitions.  For purposes of this Section A.5A, the following definitions shall apply:

5A.4.1                                                            “Affiliate” shall mean, with respect to any Major Investor, any person, entity or firm which, directly or indirectly, controls, is controlled by or is under common control with such Major Investor, including, without limitation, any entity of which the Major Investor is a partner or member, any partner, limited partner, officer, director, member or employee of such Major Investor and any venture capital or other investment fund now or hereafter existing of which the Major Investor is a partner or member which is controlled by or under common control with one or more general partners of such Major Investor or shares the same management company or investment advisor with such Major Investor.

5A.4.2                                                            “Applicable Portion” shall mean, with respect to any Major Investor, a number of shares of each series of Preferred Stock calculated by multiplying the aggregate number of shares of each series of Preferred Stock held by such Major Investor immediately prior to a Qualified Financing by a fraction, the numerator of which is equal to the amount, if positive, by which such Major Investor’s Pro Rata Amount exceeds the number of Offered Securities actually purchased by such Major Investor in such Qualified Financing, and the denominator of which is equal to such Major Investor’s Pro Rata Amount, with any resulting fraction of a share of any particular series being rounded down to the nearest whole share.

5A.4.3                                                            “Offered Securities” shall mean the Additional Shares of Common Stock (as defined below) set aside by the Board of Directors of the Corporation for purchase by Major Investors in connection with a Qualified Financing, and offered to such Major Investors.

5A.4.4                                                            “Pro Rata Amount” shall mean, with respect to any Major Investor, the lesser of (a) a number of Offered Securities calculated by multiplying the aggregate number of Offered Securities by a fraction, the numerator of which is equal to the number of shares of Common Stock issuable upon conversion of the Preferred Stock owned by such Major Investor, and the denominator of which is equal to the aggregate number of outstanding shares of Common Stock issuable upon conversion of the Preferred Stock held by all Major Investors, or (b) the maximum number of Offered Securities that such Major Investor is permitted by the Corporation to purchase in such Qualified Financing, after giving effect to any cutbacks or limitations established by the Board of Directors of the Corporation and applied on a pro rata basis to all Major Investors.

5A.4.5                                                            “Qualified Financing” shall mean any transaction involving the issuance or sale of Additional Shares of Common Stock after the Filing Date, except issuances and sales pursuant to the Series C Purchase Agreement, if (A) the holders of a Majority Interest, (B) to the extent required by applicable law or Section A.7(b)(ii), the holders of a majority of the outstanding shares of Series B Preferred Stock and Series B-1 Preferred Stock, voting together as a single class on an as-converted basis (a “Series B/B-1 Majority Interest”) and (C) to the extent required by applicable law or Section A.7(c)(ii), the holders of a Series C Majority Interest (as defined below), elect, by written notice sent to the Corporation prior to the consummation of the Qualified Financing, that such transaction be treated as a Qualified Financing for purposes of this Section A.5A.

6.                                      Adjustments.

(a)                                                         Adjustments to the Conversion Price.  Except as provided in Section A.6(b) and except in the case of an event described in Section A.6(c), if and whenever after the date this Amended and Restated Certificate of Incorporation is first filed with the Secretary of State of Delaware (the “Filing Date”) the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued in accordance with this Section A.6(a)), without consideration or for a consideration per share less than the Seed Conversion Price, Series A Conversion Price, Series B Conversion Price, Series B-1 Conversion Price or Series C Conversion Price in effect immediately prior to such issue, then the applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 x (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a)                                                         “CP2” shall mean the applicable Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

(b)                                                         “CP1” shall mean the applicable Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

(c)                                                          “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options (as defined below) outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (as defined below) (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d)                                                         “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e)                                                          “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

(f)                                                           “Additional Shares of Common Stock” with respect to a series of Preferred Stock shall mean all shares of Common Stock issued (or deemed issued in accordance with this Section A.6(a)) by the Corporation after the Filing Date, other than shares of Common Stock issued in accordance with Section A.6(b).

For purposes of this Section A.6(a), the following shall also be applicable:

(i)                                     Issuance of Rights or Options.  If the Corporation shall, at any time after the Filing Date, in any manner grant (whether directly or by assumption in a merger or otherwise) any warrants or other rights to subscribe for or to purchase, or any options for the purchase of, Common Stock or any stock or security convertible into or exchangeable for Common Stock (such warrants, rights or options being called “Options” and such convertible or exchangeable stock or securities being called “Convertible Securities”), in each case for consideration per share (determined as provided in this paragraph and in Section A.6(a)(vi)) less than the applicable Conversion Price then in effect, whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options, or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon exercise of such Options, shall be deemed to have been issued as of the date of granting of such Options at a price per share equal to the amount determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issuance or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock deemed to have been so issued.  Except as otherwise provided in Section A.6(a)(iii), no adjustment of the applicable Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

(ii)                                  Issuance of Convertible Securities.  If the Corporation shall, at any time after the Filing Date, in any manner issue or sell any Convertible Securities for consideration per share (determined as provided in this paragraph and in Section A.6(a)(vi)) less than the applicable Conversion Price then in effect, whether or not the rights to exchange or convert any such Convertible Securities are immediately exercisable, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date of the issuance or sale of such Convertible Securities at a price per share equal to the amount determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock deemed to have been so issued; provided, that (1) except as otherwise provided in Section A.6(a)(iii), no adjustment of the applicable Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (2) if any such issuance or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities, no further adjustment of the applicable Conversion Price shall be made by reason of such issuance or sale.

(iii)                               Change in Option Price or Conversion Rate.  If there shall occur a change in (A) the maximum number of shares of Common Stock issuable in connection with any Option referred to in Section A.6(a)(i) or any Convertible Securities referred to in Section A.6(a)(i) or (ii), (B) the purchase price provided for in any Option referred to in Section A.6(a)(i), (C) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section A.6(a)(i) or (ii) or (D) the rate at which Convertible

Securities referred to in Section A.6(a)(i) or (ii) are convertible into or exchangeable for Common Stock (in each case, other than in connection with an event described in Section A.6(b)), then the applicable Conversion Price in effect at the time of such event shall be adjusted to the applicable Conversion Price that would have been in effect at such time had such Options or Convertible Securities that are still outstanding provided for such changed maximum number of shares, purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the applicable Conversion Price then in effect is thereby reduced; and on the termination of any such Option or any such right to convert or exchange such Convertible Securities, the applicable Conversion Price then in effect hereunder shall be increased to the applicable Conversion Price that would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination (i.e., to the extent that fewer than the number of shares of Common Stock deemed to have been issued in connection with such Option or Convertible Securities were actually issued), never been issued or been issued at such higher price, as the case may be.

(iv)                              Stock Dividends.  If the Corporation, at any time or from time to time after the Filing Date, shall declare or make, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration, and the applicable Conversion Price will be adjusted pursuant to this Section A.6(a); provided, that no adjustment shall be made to the applicable Conversion Price as a result of such dividend or distribution if the holders of the shares of Preferred Stock are entitled to, and do, receive such dividend or distribution in accordance with Section A.3; and, provided, further, that if any adjustment is made to the applicable Conversion Price as a result of the declaration of a dividend and such dividend is not effected, the applicable Conversion Price shall be appropriately readjusted to the applicable Conversion Price in effect had such dividend not been declared.

(v)                                 Other Dividends and Distributions.  If the Corporation, at any time or from time to time after the Filing Date, shall declare or make, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities or other property of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the outstanding shares of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of such other securities of the Corporation or the value of such other property that they would have received had the Preferred Stock been converted into Common Stock on the date of such event and had such holders thereafter, during the period from the date of such event to and including the conversion date, retained such securities or other property receivable by them during such period giving application to all adjustments called for during such period under Section A.6 with respect to the rights of the holders of the outstanding shares of Preferred Stock; and, provided, further, however, that no such adjustment shall be made if the holders of Preferred Stock simultaneously receive a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Preferred Stock had been converted into Common Stock on the date of such event.

(vi)                              Consideration for Stock.  If the Corporation, at any time or from time to time after the Filing Date, shall issue or sell, or is deemed to have issued or sold, any shares of Common Stock for cash, the consideration received therefor shall be the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest (determined with respect to deemed issuances and sales in connection with Options and Convertible Securities in accordance with clause (A) of Section A.6(a)(i) or Section A.6(a)(ii), as appropriate).  In case any shares of Common Stock shall be issued or sold, or deemed issued or sold, for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair market value of such consideration received or to be received by the Corporation (determined with respect to deemed issuances and sales in connection with Options and Convertible Securities in accordance with clause (A) of Section A.6(a)(i) or Section A.6(a)(ii), as appropriate) as determined in good faith by the Board of Directors of the Corporation, including a majority of the Preferred Directors. In case any Options shall be issued in connection with the issuance and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation, including a majority of the Preferred Directors.

(vii)                           Record Date.  In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issuance or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(viii)                        Treasury Shares.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation; provided, that the disposition of any such shares shall be considered an issuance or sale of Common Stock for the purpose of this Section A.6.

(ix)                              Other Issuances or Sales.  In calculating any adjustment to the applicable Conversion Price pursuant to this Section A.6(a), any Options or Convertible Securities that provide, as of the effective date of such adjustment, for the issuance upon exercise or conversion thereof of an indeterminable number of shares of Common Stock shall (together with the shares of Common Stock issuable upon exercise or conversion thereof) be disregarded; provided, that at such time as the number of shares of Common Stock issuable upon exercise or conversion of such Options or Convertible Securities becomes determinable, the applicable Conversion Price shall be adjusted as provided in Section A.6(a)(iii) above.

(b)                                                         Certain Issues of Common Stock Excepted.  Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the applicable Conversion Price in the case of the issuance from and after the Filing Date of (i) shares of Common Stock upon conversion of shares of Preferred Stock; (ii) up to a maximum of 18,404,870 shares (subject to an increase upon the approval of the Board of Directors of the Corporation including a majority of the Preferred Directors and provided that any shares of Common Stock or options for such shares that expire or terminate unexercised or any restricted stock repurchased by the Corporation at cost shall not be counted toward such maximum number unless and until such shares are re-granted as new stock grants (or as new options) pursuant to the terms of the applicable plan, agreement or arrangement) of Common Stock or options therefor to directors, officers, employees or consultants of the Corporation in connection with their service as directors of the Corporation, their employment by the Corporation or their retention as consultants or officers by the Corporation, in each case authorized by the Board of Directors of the Corporation and issued pursuant to the Corporation’s 2009 Employee, Director and Consultant Equity Incentive Plan (as amended to the Filing Date, the “2009 Plan”), and any other equity incentive plan or amendment to such 2009 Plan from and after the Filing Date approved by a majority of the Board of Directors of the Corporation including a majority of the Preferred Directors; (iii) shares of Common Stock issued upon exercise of any Options or Convertible Securities outstanding as of the Filing Date; (iv) shares of Common Stock issued as a dividend or distribution on Preferred Stock or pursuant to Section A.6(c); (v) shares of Common Stock issued or issuable to banks, equipment lessors, real estate lessors or other financial institutions pursuant to debt financing or commercial transactions approved by the majority of the Board of Directors of the Corporation including a majority of the Preferred Directors; (vi) shares of Common Stock issued or issuable in connection with technology licenses, strategic alliances, product development agreements or other similar arrangements approved by a majority of the Board of Directors of the Corporation including a majority of the Preferred Directors; (vii) shares of Common Stock issued pursuant to Section A.5(b)(i) or (ii); (viii) shares of Common Stock issued or issuable pursuant to a merger, consolidation, acquisition or similar business combination approved by a majority of the Board of Directors of the Corporation including a majority of the Preferred Directors; (ix) shares of Series C Preferred Stock issued or issuable pursuant to the Series C Purchase Agreement; and (x) subject to Section A.8(c)(i), shares of Common Stock that are otherwise excluded by a written consent of holders of a Majority Interest (“Excluded Shares”).

(c)                                                          Subdivision or Combination of Common Stock.  In case the Corporation shall at any time after the Filing Date subdivide its outstanding shares of Common Stock into a greater number of shares (by any stock split, stock dividend or otherwise), the applicable Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the Corporation shall at any time after the Filing Date combine its outstanding shares of Common Stock into a smaller number of shares (by any reverse stock split or otherwise), the applicable Conversion Price in effect immediately prior to such combination shall be proportionately increased.  In the case of any such subdivision, no further adjustment shall be made pursuant to Section A.6(a)(iv) by reason thereof.

(d)                                                         Reorganization or Reclassification.  If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions shall be made whereby each holder of a share or shares of Preferred Stock shall thereupon have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Preferred Stock, as the case may be, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore receivable upon such conversion had such reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the applicable Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights.

7.                                      Covenants.

(a)                                                         Preferred Stock Protective Provisions.  The Corporation shall not (by merger, consolidation, amendment or otherwise), without first having obtained the affirmative vote or written consent of the holders of a Majority Interest:

(i)                                                             declare or pay any dividends other than dividends on the Preferred Stock as provided in Section A.3 or make any distributions of cash, property or securities of the Corporation in respect of its capital stock, or apply any of its assets to the redemption, retirement, purchase or other acquisition of its capital stock, directly or indirectly, through subsidiaries or otherwise (other than pursuant to employee or consultant agreements giving the Corporation the right to repurchase shares at the original cost thereof upon the termination of services and provided that such repurchase is approved by the Board of Directors of the Corporation);

(ii)                                                          reclassify any capital stock in a manner that adversely affects the designations, preferences, powers, or relative, participating, optional or other special rights of, or the restrictions provided for the benefit of, the Preferred Stock;

(iii)                                                       authorize or issue, or obligate itself to issue, any convertible debt or other debt with any equity participation, any securities convertible into or exercisable or exchangeable for any equity securities, or any other equity security, in any case ranking senior to or on parity with the Preferred Stock as to liquidation, sale or merger preferences, redemption, or dividend rights, or with any special voting rights, or permit any subsidiary of the Corporation to issue any capital stock, or securities convertible into or exercisable or exchangeable for capital stock or other securities, of such subsidiary, to any person or entity other than the Corporation;

(iv)                                                      except as set forth in the second paragraph of Article IV solely with respect to the creation of New Preferred Stock pursuant to, and in accordance with, Section A.5A, amend, alter or repeal any provision of, or add any provision to, this Amended and Restated Certificate of Incorporation (including, without limitation, increasing or decreasing the total number of shares of Preferred Stock or Common Stock that the Corporation shall have the authority to issue) or the by-laws of the Corporation as in effect on the Filing Date;

(v)                                                         effect any Liquidation Event or Deemed Liquidation Event;

(vi)                                                      effect the sale, transfer or license of any assets of the Corporation or any subsidiary to any person or entity other than the Corporation or a wholly-owned subsidiary of the Corporation, other than in the ordinary course of business;

(vii)                                                   incur indebtedness in excess of $250,000 in the aggregate;

(viii)                                                form any subsidiary;

(ix)                                                      adopt any new, or amend any existing, stock plan to increase the aggregate number of shares of Common Stock reserved under such plan or plans to more than 19,333,170 shares of Common Stock in the aggregate, except with the approval of the Board of Directors of the Corporation, including a majority of the Preferred Directors;

(x)                                                         change the principal business of the Corporation, enter new lines of business, or exit any existing line of business;

(xi)                                                      take any other action not described in Section A.7(a)(i)-(x) if such action would adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Stock; or

(xii)                                                   enter into any agreement to do any of the foregoing that is not expressly made conditional on obtaining the affirmative vote or written consent of a Majority Interest.

(b)                                                         Series B Preferred Stock and Series B-1 Preferred Stock Protective Provisions.  In addition to and not in limitation of Section A.7(a), the Corporation shall not (by merger, consolidation, amendment or otherwise), without first having obtained the affirmative vote or written consent of the holders of a Series B/B-1 Majority Interest:

(i)                                                             amend (A) Section A.5A of this Amended and Restated Certificate of Incorporation or (B) this Amended and Restated Certificate of Incorporation to add any provision that imposes a similar special mandatory conversion on the Series B Preferred Stock and Series B-1 Preferred Stock (other than any special mandatory conversion imposed on the Series B Preferred Stock and Series B-1 Preferred Stock as of the Filing Date or consented to after the Filing Date in accordance with Section A.7(b)(i)(A)); or

(ii)                                                          take any other action if such action would adversely alter or adversely change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series B Preferred Stock and Series B-1 Preferred Stock in a manner that does not similarly affect any other class or series of the Corporation’s capital stock, provided that, for clarity, the authorization of a new class or series of the Corporation’s capital stock that is senior to or on parity with the Series B Preferred Stock or Series B-1 Preferred Stock shall not be deemed to adversely alter or adversely change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series B Preferred Stock or Series B-1 Preferred Stock in a manner that does not similarly affect any other class or series of the Corporation’s capital stock.

(c)                                                          Series C Preferred Stock Protective Provisions.  In addition to and not in limitation of Section A.7(a), the Corporation shall not (by merger, consolidation, amendment or otherwise), without first having obtained the affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Series C Preferred Stock, voting as a single class (a “Series C Majority Interest”):

(i)                                                             amend (A) Section A.5A of this Amended and Restated Certificate of Incorporation or (B) this Amended and Restated Certificate of Incorporation to add any provision that imposes a similar special mandatory conversion on the Series C Preferred Stock (other than any special mandatory conversion imposed on the Series C Preferred Stock as of the Filing Date or consented to after the Filing Date in accordance with Section A.7(c)(i)(A)); or

(ii)                                                          take any other action if such action would adversely alter or adversely change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series C Preferred Stock in a manner that does not similarly affect any other class or series of the Corporation’s capital stock, provided that, for clarity, the authorization of a new class or series of the Corporation’s capital stock that is senior to or on parity with the Series C Preferred Stock shall not be deemed to adversely alter or adversely change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series C Preferred Stock in a manner that does not similarly affect any other class or series of the Corporation’s capital stock.

8.                                      Notice; Adjustments; Waivers.

(a)                                                         Liquidation Events, Etc.  In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution or who are entitled to vote at a meeting (or by written consent) in connection with any of the transactions identified in clause (ii) hereof, or (ii) any Liquidation Event, Deemed Liquidation Event pursuant to Section A.4(b) hereof occurs, vote or written consent pursuant to Section A.5(b)(ii) occurs, or a QPO or any other public offering becomes reasonably likely to occur, the Corporation shall mail or cause to be mailed by first class mail (postage prepaid) to each holder of Preferred Stock at least ten (10) days prior to such record date specified therein or the expected effective date of any such transaction, as applicable, a notice specifying (A) the date of such record date for the purpose of such dividend or distribution or meeting or consent and a description of such dividend or distribution or the action to be taken at such meeting or by such consent, (B) the date on which any such Liquidation Event, Deemed Liquidation Event pursuant to Section A.4(b) hereof occurred, QPO or other public offering is expected to become effective, or the date on which a vote or written consent pursuant to Section A.5(b)(ii) occurred, and (C) the date on which the books of the Corporation shall close or a record shall be taken with respect to any such event.  Such notice shall be accompanied by a certificate prepared by the chief financial officer of the Corporation describing in detail (1) the facts of such transaction, (2) the amount(s) per share of Preferred Stock or Common Stock each holder of Preferred Stock would receive pursuant to the applicable provisions of this Amended and Restated Certificate of Incorporation, and (3) the facts upon which such amounts were determined.

(b)                                                         Adjustments; Calculations.  Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to Section A.6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of the applicable series of Preferred Stock a certificate setting forth in detail (i) such adjustment or readjustment, (ii) the applicable Conversion Price before and after such adjustment or readjustment, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s shares of Preferred Stock.  All such calculations shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(c)                                                          Waivers.

(i)                                                             Any of the rights of the holders of Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock set forth herein may be waived by the affirmative consent or vote of a Majority Interest; provided such waiver by its terms is equally applicable to the holders of Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock; provided further that Section A.6 cannot be waived (including, without limitation, by a Majority Interest pursuant to Section A.6(b)(x)) with respect to (A) the Series B Preferred Stock and the Series B-1 Preferred Stock, without the affirmative consent or vote of the holders of a Series B/B-1 Majority Interest and (B) the Series C Preferred Stock, without the affirmative consent or vote of the holders of a Series C Majority Interest.

(ii)                                                          Any of the rights of the holders of Seed Preferred Stock set forth herein may be waived (in a manner that does not apply to the holders of Series A Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock) by the affirmative consent or vote of the holders of a majority of the shares of Seed Preferred Stock then outstanding.

(iii)                                                       Any of the rights of the holders of Series A Preferred Stock set forth herein may be waived (in a manner that does not apply to the holders of Seed Preferred Stock, Series B Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock) by the affirmative consent or vote of the holders of a majority of the shares of Series A Preferred Stock then outstanding.

(iv)                                                      Subject to Section A.7(b)(ii) and Section A.8(c)(i)(A), any of the rights of the holders of Series B Preferred Stock set forth herein may be waived (in a manner that does not apply to the holders of Seed Preferred Stock, Series A Preferred Stock, Series B-1 Preferred Stock and Series C Preferred Stock) by the affirmative consent or vote of the holders of a majority of the shares of Series B Preferred Stock then outstanding.

(v)                                                         Subject to Section A.7(b)(ii) and Section A.8(c)(i)(A), any of the rights of the holders of Series B-1 Preferred Stock set forth herein may be waived (in a manner that does not apply to the holders of Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock) by the affirmative consent or vote of the holders of a majority of the shares of Series B-1 Preferred Stock then outstanding.

(vi)                                                      Subject to Section A.7(c)(ii) and Section A.8(c)(i)(B), any of the rights of the holders of Series C Preferred Stock set forth herein may be waived (in a manner that does not apply to the holders of Seed Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock) by the affirmative consent or vote of a Series C Majority Interest.

9.                                      No Reissuance of Preferred Stock.  No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

10.                               Contractual Rights of Holders.  The various provisions set forth herein for the benefit of the holders of the Preferred Stock shall be deemed contract rights enforceable by them, including, without limitation, one or more actions for specific performance.

B.                                                            COMMON STOCK

1.                                      Voting.

(a)                                                         Election of Directors.  The holders of outstanding shares of Common Stock, voting together as a single class, shall be entitled to elect one (1) Director of the Corporation (the “Common Stock Director”). The Common Stock Director shall be elected by the holders of a majority of the outstanding shares of Common Stock.  The election of the Common Stock Director shall occur (i) at the annual meeting of holders of capital stock, (ii) at any special meeting of holders of capital stock if such meeting is called for the purpose of electing directors, (iii) at any special meeting of holders of Common Stock called by holders of a majority of the outstanding shares of Common Stock or (iv) by the written consent of holders of a majority of the outstanding shares of Common Stock.  If at any time when any share of Common Stock is outstanding the Common Stock Director should cease to be a Director for any reason, the vacancy shall only be filled by the vote or written consent of the holders of a majority of the outstanding shares of Common Stock, voting together as a single class, in the manner and on the basis specified above or as otherwise provided by law.  The holders of outstanding shares of Common Stock shall also be entitled to vote in the election of any Additional Director together with holders of outstanding shares of Preferred Stock pursuant to and in accordance with Section A.2(a) above.  The holders of outstanding shares of Common Stock may, in their sole discretion, determine not to elect the Common Stock Director as provided herein from time to time, and during any such period the Board of Directors of the Corporation shall not be deemed unduly constituted solely as a result of such vacancy.

(b)                                                         Voting Generally.  Except as otherwise expressly provided herein or required by law, each holder of outstanding shares of Common Stock shall be entitled to one (1) vote in respect of each share of Common Stock held thereby of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation.  Notwithstanding the provisions of Section

242(b)(2) of the Delaware General Corporation Law, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the outstanding shares of Common Stock and Preferred Stock voting together as a single class.

2.                                      Dividends.  Subject to the payment in full of all preferential dividends to which the holders of the Preferred Stock are entitled hereunder, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors of the Corporation may determine in its sole discretion, with holders of Preferred Stock and Common Stock sharing pari passu in such dividends, as contemplated by Section A.3.

3.                                      Liquidation.  Upon any Liquidation Event, after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of Preferred Stock are entitled with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution, as contemplated by Section A.4.

4.                                      Waiver. Any of the rights of the holders of Common Stock set forth herein may be waived (in a manner that does not apply to the holders of Preferred Stock) by the affirmative consent or vote of the holders of a majority of the shares of Common Stock then outstanding.

ARTICLE V

In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1.                                      Election of Directors need not be by written ballot unless the by-laws of the Corporation so provide.

2.                                      Except as provided in Article IV, Section A.7(a)(iv), a majority of the Board of Directors of the Corporation including a majority of the Preferred Directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation to the extent specified therein.

ARTICLE VI

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide.

ARTICLE VII

To the extent permitted by law, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated in the by-laws of the Corporation or from time to time by its Board of Directors of the Corporation.

ARTICLE VIII

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director of the Corporation, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the Director derived an improper personal benefit.  If the Delaware General Corporation Law is amended after the effective date of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Any repeal or modification of this Article VIII by the stockholders of the Corporation or by an amendment to the Delaware General Corporation Law shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a person serving as a Director prior to or at the time of such repeal or modification.

ARTICLE IX

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which Delaware General Corporation Law permits the Corporation to provide indemnification) through by-law provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

ARTICLE X

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a

Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

ARTICLE XI

Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Amended and Restated Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

Delaware The First State Page 1 I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TROE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "KALA PHARMACEUTICALS, INC.", FILED IN THIS OFFICE ON THE TWELFTH DAY OF OCTOBER, A.D. 2016, AT 12:12 O'CLOCK P.M. 4706707 8100 SR# 20166183452 You may verify this certificate online at corp.delaware.gov/authver.shtml Authentication: 203152443 Date: 10-13-16

State of Delaware Secretary of State Dk1slcm of Cmporations Delivered 12:12 Pllf 10112!2016 FILED 12:12PM10!1212016 SR 20166168246 - Fl!eNumber 4706707 CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF KALA PHARMACEUTICALS, INC. Kala Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Comoration"), DOES HEREBY CERTIFY: That, in a written action of the Board of Directors of the Corporation, resolutions were duly adopted recommending and declaring it advisable that the Amended and Restated Certificate of Incorporation of the Corporation be amended and that such amendments be submitted to the stockholders of the Corporation for their consideration, as follows: FIRST: RESOLVED: That the first paragraph of Article IV of the amended and restated certificate of incorporation ofthe Corporation (the "Amended and Restated Charter") be amended and restated in its entirety to read as follows: "The total number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred Eighty Million Five Hundred Eighty-Eight Thousand Two Hundred Eleven (280,588,211), of which (i) One Hundred Seventy Million Three Hundred Thirty-Six Thousand Two Hundred Sixty (170,336,260) shares shall be preferred stock, par value $0.001 per share (the "Preferred Stock"), and (ii) One Hundred Ten Million Two Hundred Fifty-One Thousand Nine Hundred Fifty-One (11 0,251,951) shares shall be common stock, par value $0.001 pershare (the "Common Stock")." FURTHER RESOLVED: That Article IV, Section A.I of the Amended and Restated Charter be amended and restated in its entirety to read as follows: "I. Designation. A total ofEleven Million Three Hundred Twenty-Three Thousand Two Hundred Nine (11,323,209) shares of the Corporation's Preferred Stock shall be designated as a series known as Seed Preferred Stock, par value $0.001 per share (the "Seed Preferred Stock"), a total of Nine Million Five Hundred and Eighty-Three Thousand Four Hundred and Thirty-Two (9,583,432) shares of the Corporation's Preferred Stock shall be designated as a series ActiveUS l58278749v2 known as Series A Preferred Stock, par value $0.001 per share· (the "Series A Preferred Stock"), a total of Sixteen Million Five Huodred Ninety-Seven Thousand Two Hundred Twenty One (16,597,221) shares of the Corporation's Preferred Stock shall be designated as a series known as Series B Preferred Stock, par value $0.001 per share (the "Series B Preferred Stock"), a total ofFour Million Six Huodred Twenty-Nine Thousand Six Huodred Twenty-Nine {4,629,629) shares of the Corporation's Preferred Stock shall be designated as a series known as Series B-1 Preferred Stock, par value $0.001 per share (the "Series B-1Preferred Stock"), and a total ofForty Three Million Thirty-Four Thousand Six Hundred Thirty-Nine (43,034,639) shares of the Corporation's Preferred Stock shall be designated as a series known as Series C Preferred Stock, par value $0.001 per share (the "Series C Preferred Stock")." FURTHER RESOLVED: That subclauses (v) through (x) of Article IV, Section A.6(b) of the Amended and. Restated Charter be amended and restated in their entirety to read as follows: "(v) Options, Convertible Securities or shares of Common Stock issued or issuable to banks, equipment lessors, real estate lessors or other financial institutions pursuant to debt fmancing or commercial transactions approved by the majority of the Board of Directors of the Corporation including a majority of the Preferred Directors; (vi) Options, Convertible Securities or shares of Common Stock issued or issuable in connection with technology licenses, strategic alliances, product development agreements or other similar arrangements approved by a majority of the Board of Directors of the Corporation including a majority of the Preferred Directors; (vii) shares of Common Stock issued pursuant to Section A.5(b)(i) or (ii); (viii) Options, Convertible Securities or shares of Common Stock issued or issuable pursuant to a merger, consolidation, acquisition or similar business combination approved by a majority of the Board of Directors of the Corporation including a majority of the Preferred Directors; (ix) shares of Series C Preferred Stock issued or issuable pursuant to the Series C Purchase Agreement; and (x) subject to Section A.8(c)(i), Options, Convertible Securities or shares of Common Stock that are otherwise excluded by a written consent ofholders of a Majority Interest (collectively, "Excluded Shares")." SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendments in accordance with the provisions of Section 228 of the General Corporation Law of the State ofDelaware. -2-ActiveUS 158278749\'.2

That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Sections 141(f), 228 and 242 of the General Corporation Law of the State of Delaware. TIIIRD: [Signature page follows.] - 3-ActiveUS l58278749v.2

IN WITNESS WHEREOF, the Corporation .has caused this Certificate of Amendment to be signed by Mark Iwicki, the Chief Executive Officer of the Corporation, this 12th day of October, 2016. KALA PHARMACEUTICALS, INC. Is/ Mark Iwicki By: Name: Mark Iwicki Title: Chief Executive Officer [Signature Page to Certificate of Amendment} ActiveUS 158278749v.2